EXHIBIT B-5

ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS ASSIGNMENT AND ASSUMPTION AGREEMENT (this "Agreement") is effective as of December 31, 2001 (the "Effective Date"), by and between Public Service Company of New Mexico ("PNM"), as Assignor, and PNM Resources, Inc. ("PNM Resources"), as Assignee.

RECITALS:

WHEREAS, pursuant to and in compliance with the New Mexico Electric Utility Industry Restructuring Act of 1999 ("Restructuring Act"), as amended by Bill 266, LAWS 2001, Chap. 5 ("SB 266"), PNM will implement a corporate reorganization to create a holding company structure whereby PNM Resources will become the parent of PNM through a mandatory share exchange on the Effective Date;

WHEREAS, immediately after the mandatory share exchange, PNM and PNM Resources will execute a certain Administrative Services Agreement whereby the parties agree to provide certain services to each other as of the Effective Date;

WHEREAS, PNM entered into a similar Administrative Services Agreement with AVISTAR, Inc. ("AVISTAR"), a subsidiary of PNM, on August 11, 1999, whereby PNM and AVISTAR agreed to provide certain services to each other (the "AVISTAR Agreement"). (A copy of the AVISTAR Agreement is attached hereto as Exhibit A);

WHEREAS, the PNM employees who have performed services under the AVISTAR Agreement will become employees of PNM Resources as of the Effective Date; and

WHEREAS, PNM wishes to assign its rights and delegate its obligations under the AVISTAR Agreement to PNM Resources, and PNM Resources wishes to accept and assume the rights and obligations of PNM under the AVISTAR Agreement.

NOW THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, PNM and PNM Resources agree as follows:

1.  PNM hereby assigns to PNM Resources, as of the Effective Date, all of PNM's right, title and interest in, to and under the Administrative Services Agreement between PNM and AVISTAR, dated August 11, 1999; and

2.   PNM Resources hereby accepts the foregoing assignment of PNM's right, title and interest in the AVISTAR Agreement as of the Effective Date, and PNM Resources hereby assumes PNM's duties and obligations under the AVISTAR Agreement arising on and after the Effective Date.

3.   PNM hereby agrees to indemnify and hold harmless PNM Resources from and against any claims or demands made by AVISTAR alleging a breach by PNM of the AVISTAR Agreement, or a failure by PNM to perform thereunder, prior to the Effective Date.

PUBLIC SERVICE COMPANY		PNM RESOURCES, INC.
OF NEW MEXICO

By:	/s/ Roger J. Flynn	By:	/s/ Max H. Maerki
Printed Name: Roger J. Flynn		Printed Name: Max H. Maerki
Title: Executive Vice President		Title: Vice President and
Electric and Gas Services		Chief Financial Officer

STATE OF NEW MEXICO     )
                                                  ) ss.
COUNTY OF BERNALILLO  )

On this   28th day of December, 2001, before me appeared Roger J. Flynn, to me personally known, who, being by me duly sworn did say that he is the Executive Vice President, Electric and Gas Services, Public Service Company of New Mexico, a corporation of the State of New Mexico, and that this instrument was signed on behalf of the corporation by authority of its Board of Directors, and said Roger J. Flynn acknowledged this instrument to be the free act and deed of the corporation.

In Testimony Whereof, I have hereunto set my hand and affixed my official seal the day and year first above written.

/s/ Teri L. McHugh
NOTARY PUBLIC

My Commission Expires:

  6-9-04

[SEAL]

EXHIBIT A

Administrative Services Agreement

Between

Public Service Company of New Mexico

AND

AVISTAR, Inc.

Dated August 11, 1999

ADMINISTRATIVE SERVICES AGREEMENT

BETWEEN

PUBLIC SERVICE COMPANY OF NEW MEXICO

AND
AVISTAR, INC

THIS ADMINISTRATIVE SERVICES AGREEMENT ("Agreement") between Public Service Company of New Mexico ("PNM"), a New Mexico corporation, and Avistar, Inc. ("AVISTAR"), a New Mexico corporation, (each referred to individually as "Party" and jointly as "Parties"), is entered into on this llth day of August, 1999 ("Effective Date").

WITNESSETH:

WHEREAS, PNM is a New Mexico public utility, subject to the regulatory jurisdiction of the New Mexico Public Regulation Commission ("NMPRC"), and presently provides retail electric and natural gas service in certain certificated territories in New Mexico, and;

WHEREAS, AVISTAR is a wholly-owned subsidiary of PNM, engaged in the business of providing utility, water and wastewater management, related energy management services and other collaterally related services and products, and energy (natural gas and electric) marketing services to government, public and private installations, and facilities, and;

WHEREAS, it is the mutual desire and intent of PNM and AVISTAR that each render to the other administrative and other services ("Services") under the terms and conditions stated herein and in the Request for Services form ("Request"), attached hereto and made a part hereof, and agreed upon by both Parties.

NOW THEREFORE, in consideration of their mutual agreements contained herein, PNM and AVISTAR understand and agree as follows:

I.

Each Party may render to the other, Services as may be properly rendered (within the meaning and intent of applicable statutes, orders, rules, and regulations of jurisdictional governmental bodies) relating to the conduct of AVISTAR's or PNM's business activities. Such Services shall be rendered under the terms and conditions set forth in Schedule A, attached hereto and made a part hereof, including without limitation the Services described in Schedule B, attached hereto and made a part hereof, and in the Request, all of which may be amended from time to time.

Each Party agrees to compensate the other for providing such Services, as determined in accordance with Schedule A of this Agreement. Such compensation shall be no less than the sum of all costs actually incurred for providing the Services under this Agreement, including an allocation of overhead costs, plus any applicable taxes.

Such compensation shall begin to accrue as of the Effective Date, and shall be payable on a monthly basis. The compensation set forth in this Agreement shall be the only payment to the Party providing such Services. Within thirty (30) days after the end of each calendar month, the total costs for the Services rendered in the previous month shall be determined by the Party providing the Services and such Party shall invoice the Party receiving the Services.

Invoice(s) shall be payable within thirty (30) days after submission by the Party providing the Services. The Party providing the Services shall be entitled to collect accrued interest at the rate equal to the lower of: (i) one and one-half (1 1/2%) per month, or (ii) the maximum applicable lawful interest rate, on any amounts not paid by the due date, until all amounts due are paid.

Upon termination of this Agreement, any Party who has provided Services shall be entitled to receipt of all sums payable under this Agreement, accrued to the date of termination.

II.

The term of this Agreement shall be for one (1) year, with an automatic renewal of agreement for subsequent one-(l) year periods, unless terminated sooner by either Party with sixty (60) days' written notice. Specific Services may be revised or cancelled at any time by mutual agreement of the Parties and written amendment to Schedule B of this Agreement.

III.

Neither Party shall be liable to the other for any act or omission hereunder except for intentional misconduct or gross negligence.

Neither Party shall be liable for failure or delay in the collection of sums owed by others or in the disbursement of any payments for either Party's account, unless such failure or delay results from intentional misconduct or gross negligence.

IV.

This Agreement is not assignable in whole or in part by either Party without written consent from the other Party.

IN WITNESS WHEREOF, this Agreement is executed as of the date and year first written above, and is binding upon each of the Parties hereto and their respective successors and assigns.

PUBLIC SERVICE COMPANY OF NEW MEXICO,
a New Mexico corporation

By:	/s/ William J. Real
Name: William J. Real
Title: Chairman and CEO

AVISTAR, INC.,
a New Mexico corporation

By:	/s/ R. Blake Ridgeway
Name: R. Blake Ridgeway
Title: President and COO

SCHEDULE A

TO

ADMINISTRATIVE SERVICES AGREEMENT

BETWEEN

PUBLIC SERVICE COMPANY OF NEW MEXICO

AND

AVISTAR, INC.

I.       SERVICES PROVIDED BY PNM TO AVISTAR:

PNM shall charge AVISTAR for all costs incurred for providing Services to AVISTAR in this Agreement. There will be two (2) methodologies for charging operations and maintenance (O&M) costs to AVISTAR; specifically, a direct charge method and an allocation method. The preferred manner of charging costs shall be a direct charge method whenever possible. A description of each methodology is as follows:

i) Direct charges: Under this methodology, PNM employees shall properly and accurately charge administrative costs to AVISTAR for which costs are directly incurred. Included in these costs are labor and employee health, dental and workers compensation insurance. These costs also include purchases of materials and services on behalf of AVISTAR.

ii) Allocated charges;   Under this methodology, overhead costs shall be properly and accurately charged to AVISTAR based on established methodologies.   The type of overhead costs allocated to AVISTAR will depend on the specific Services being provided, but generally include those services listed in Section A below. PNM utilizes a number of different allocation methodologies in the determination of which administrative costs to assign to AVISTAR.

A. Allocation Methodologies

1.       General Management: Expenses included in this category are assigned using the Massachusetts Method, which is a common industry-utilized allocation method that derives an allocation factor by giving an equal weighting to three (3) factors:  revenues, number of employees, and equity.  In this application, the formula derives an allocation factor by giving an equal weighting to the ratio of revenues, equity, and number of personnel of AVISTAR, to the total for PNM's other business units, to determine the percentage of costs allocable to AVISTAR.  General Management expenses are those which do not fit into one (1) of the customized allocation methodologies discussed later in this section. These expenses benefit PNM as a whole, and such value is not readily measurable by the administrative services area.   The departments included under General Management are Corporate Strategic Planning, Legal Counsel, Business Process Improvement, Office of the President, Document Control Center, and Corporate Accounting.

2.      Financial Management:  Expenses included in this category are assigned based on the investment in AVISTAR to PNM's total investment.   Financial Management expenses include the salaries and expenses of individuals involved in the financing activities of PNM and involve all of the elements of capitalization.     The departments included under Financial Management are Treasury, Financial Planning, Financial Compliance, and Investor Relations.

3.      Employee Benefits:   Expenses included in this category are assigned based on costs incurred which benefit employees, such as costs to administer employee benefits of various types, and for payroll processing.   These expenses are allocated based on the percentage of employees of AVISTAR to the total for PNM's other business units. The departments included under Employee Benefits are Human Resources, Organizational Development, and Payroll.

4.       Information Systems:  The allocation percentages used to assign Information Systems costs are based on support provided from PNM's Information Systems personnel.   A combination of computer systems applications and associated costs for the individual business units are derived and factored into developing the allocators.

5.      Telecommunications:Expenses included in this category are assigned based on support provided to each business unit for Telecommunications support.   The method used to derive the allocator is based on historic use of tie lines by each business unit.

6.       Financial Systems:Expenses included in this category are assigned based on the volume of transactions processed for AVISTAR as a percentage of the total transactions processed by PNM's other business units.  The expenses allocated using the Financial Systems allocator are primarily for processing general ledger transactions and for computer support to the general ledger system.

7.       Accounts Payable:Expenses included in this category are assigned based on the number of invoice detail-line items keyed for AVISTAR as a percentage of detail-line items keyed for PNM's other business units. The expenses allocated using the Accounts Payable allocator are primarily for processing accounts payable and for computer support to the accounts payable system.

8.       Public Affairs; Expenses included in this category are assigned based on the work force communications, customer relations, corporate advertising, community affairs, and media relations in general. Public Affairs costs are allocated among PNM's business units using a composite percentage that takes into consideration the number of customers for each business unit, the Massachusetts Method (described above), and specific involvement in AVISTAR's activities.

9.        Corporate Regulatory: Expenses included in this category are assigned based on the estimate of the number of hours devoted to support AVISTAR regulatory requirements to the total of PNM's hours devoted to support corporate regulatory requirements.

10.      Building Allocation:  Expenses included in this category are assigned based on the square footage occupied by AVISTAR as a percentage of square footage occupied by PNM's other business units in the downtown buildings.   The expenses assigned using the Building Allocation allocator are primarily for labor, repairs and maintenance, lease costs, and depreciation on the buildings.

PNM's allocation methodologies are reviewed annually to determine fairness and reasonableness.   If such review determines that changes to the various allocation drivers (i. e., revenues, assets, volume of transactions, number of employees, business structure, etc.) have occurred, the percentages respective to the allocation methods are adjusted appropriately.   Any such changes shall be provided annually to AVISTAR for review.

B. Direct Charges and Allocated Charges Reporting

On a monthly basis, three (3) reports shall be provided to AVISTAR which will reflect the costs charged to them.

1.     Direct Charges Report: This report will show, by individual "home center," the total dollar amount direct charged to AVISTAR.

2.     Allocated Charges Report: This report will show, by "allocation methodology" and "home center," the total dollar amount allocated to AVISTAR.

3.    Total Charges: This report will be a total of the two (2) above-mentioned reports by "corporate organization" and "home center."

In addition to the above O&M charges, AVISTAR shall also be charged for incurred payroll taxes, interest or other finance charges, and any other non-O&M direct costs incurred by PNM on behalf of AVISTAR.

If there is a charge that AVISTAR determines is not appropriate or requires more detail, AVISTAR shall request additional information to verify such charge, in writing within forty-five (45) days of such charge. At any time, but not later than two (2) years after final payment under this Agreement, AVISTAR may audit PNM's invoices and substantiating documentation (including time records) as deemed necessary by AVISTAR. Each payment previously made shall be subject to a decrease to the extent of those amounts found by AVISTAR not to have been properly payable, and also subject to a decrease for overpayments or to an increase for underpayments on preceding payments.

II.      SERVICES PROVIDED TO PNM BY AVISTAR:

AVISTAR shall charge PNM for all costs incurred for providing Services per PNM's Request. AVISTAR employees shall properly and accurately charge administrative costs to PNM for which costs are directly incurred. Included in these costs are labor and employee health, dental and workers compensation insurance. Direct charges shall include purchases of materials, and services and other direct costs incurred by AVISTAR on behalf of PNM.

In addition, associated overhead costs shall be properly and accurately charged to PNM for costs such as office space, supplies, management, and support services, etc., at a rate to be agreed upon between the Parties from time to time. Initially, this rate shall be 5.5% of the associated labor costs charged to PNM. PNM shall also be charged for incurred payroll taxes, interest or other finance charges, and any other non-O&M direct costs incurred by AVISTAR on behalf of PNM.

If there is a charge which PNM determines is not appropriate or requires more detail, PNM shall request additional information to verify such charge, in writing within forty-five (45) days of such charge.  At any time, but not later than two (2) years after final payment under this Agreement, PNM may audit AVISTAR's invoices and substantiating documentation (including time records) as deemed necessary by PNM. Each payment previously made shall be subject to a decrease to the extent of those amounts found by PNM not to have been properly payable, and also subject to a decrease for overpayments or to an increase for underpayments on preceding payments.

SCHEDULE B

TO

ADMINISTRATIVE SERVICES AGREEMENT

BETWEEN

PUBLIC SERVICE COMPANY OF NEW MEXICO

AND

AVISTAR, INC.

A general description of each of the Services to be provided by PNM to AVTSTAR under this Agreement, which may be modified from time to time, is set forth below under each department.

1.  Legal

Provides legal advice and counsel; representation in litigation and regulatory proceedings (both in and out of state); contract review services; business consulting and negotiations; outside counsel management services; legal services associated with corporate governance; and services from the Corporate Secretary's office.

2.  Records Maintenance

Provides regulatory and legal documentation compliance advice; document file maintenance, storage, and retrieval services; document retention management and records destruction services; records filming management, security, and confidentiality services; and training regarding document storage and transfer.

3.  Collections/Billing

Provides customer billing and collections services for the City of Santa Fe's Sangre de Cristo Water Company contract and potentially similar services for contracts with other water utilities in PNM's service territory. Provides payment processing and credit arrangement services for the City of Santa Fe's Sangre de Cristo Water Company contract and potentially similar services for contracts with other utilities in PNM's service territory. These services include cash processing, bank lockbox, and Internet payment processing.

4.  Meter Reading

Provides meter reading services for the City of Santa Fe's Sangre de Cristo Water Company and for possible future water utilities in PNM's service territory; Private Branch Exchange ("PBX") support for the City of Santa Fe's Sangre de Cristo Water Company; and dispatching services (service calls response) for the City of Santa Fe's Sangre de Cristo Water Company.

5.  Treasury Operations

           Provides cash desk and reciprocal loan management operations services; investment management services; and trust and escrow functions.

6.  Finance/Mergers and Acquisitions/Banking Relations

Provides banking relations and consulting (mergers and acquisitions, financial analysis, and contract negotiations) services; financing services and securities issuance advice; and compliance services.

7.  Risk Management: Credit Trading, etc.

Provides risk management and credit analysis (customers, venture partners, vendors, and subcontractors) services.

8.  Controls/Auditing

Provides outside contractors, policy compliance, and information systems audits; project consulting for accounting systems installations and operations; process flow evaluation and control; consultants on control issues (operational and financial); Annual Audit Assistance

(coordinated with Public Accountants); expense report reviews; fraud investigations; and cross-subsidization and service agreement review services.

9.  Reporting to PNM Accounting; Interfaces

Provides periodic subsidiary financial statements; budget variance and consolidated financial reports; financial training for personnel; inventory accounting; project tracking; and consulting services.

10.  Accounts Payable, Vendor Payments, Disbursements

Provides cash disbursement request (includes expense advances) services; processing and recording of Automated Clearing House ("ACH") transfers; processing electronic vendor (credit card) invoices; managing disbursement authorizations; abandoned properties filings with the New Mexico Revenue Department; obtaining federal identification numbers for vendors and issuing Internal Revenue Service ("IRS") 1099 forms; interfacing with Payroll to properly record and tax items (moving expenses, per diem meals, uniform, educational, and medical reimbursements, and other miscellaneous items); vendor database maintenance; monitoring of pending vendor credits; verification of gross receipts tax rates and booking necessary compensating tax; coordination of Accounts Payable records retention; and preparation of Small Business reports and Minority Business vendor reports.

11.  Accounts Receivable

Provides receipt, recording and depositing of checks and cash payment services, and recording of ACH and wire transfer receipt services.

12.  Payroll

Provides biweekly payroll and other employee compensation processing services; forms for direct deposit, W-4 changes, and miscellaneous deductions; establishment and maintenance of time slip entry system; preparation and distribution of W-2 forms; maintenance of employee time, vacation, leave, and miscellaneous balances; time slip review and notification; maintenance of employee payroll attributes database; and employee garnishment services.

13.  Tax Compliance

Provides tax planning and analysis consulting; tax audit coordination and response services; preparation and filing of all tax returns; preparation of state, federal, and local reports; and preparation of tax accounting entries.

14.  Business Licenses, Registrations, Reporting

Provides business registration filings; obtains and maintains business licenses; and files applicable reports.

15.  Insurance Issues

Provides insurance program administration (evaluates risk, negotiates coverage purchases, issues certificates of coverage, and assesses insurance status of counterparties-partners); administers claims; provides advice on appropriate levels of coverage and best cost approach, etc., (includes public liability, automobile, workers compensation, property, directors and officers, and other types of insurance); and provides research and analysis of insurance in other states or countries.

16.  Business Planning/Budget

Provides organizational planning and budgeting consulting services; project planning and budgeting services; customer contract reporting; subcontractor reporting; and variance reporting services.

17.  Financial Planning/Analysis

Provides financial forecasting; financial and economic analysis consulting; and model building (financial forecasting and economic analysis) services.

18.  Market Research

Provides market research consulting services; qualitative (focus groups) research; quantitative (surveys) research; and secondary research services.

19.  Human Resources, Staffing, Benefits

Provides staffing and recruitment services; compensation design and administration services; benefits administration; employee relations services; compliance support services, e. g., Equal Employment Opportunity and Affirmative Action; loss control and safety services; administration of drug and alcohol testing program; labor relations services; maintenance of PNM's policies and procedures; and assistance in development of procedures and manuals.

20.  Organizational Development, Business Improvement

Provides process consultation and support (business process improvement, planning, quality improvement, and project management, etc.) services; facilitation (team building, meeting management, and interpersonal skills facilitation, etc.) services; and training (program design and development, program brokering, and skills assessment) services.

21.  Facilities/Support Services

Provides office services (mail and special deliveries, freight services, moving, furniture warehousing, and mail inserting); graphics and PBXservices (printing, copying, binding, supplies, forms and form design, PBX art, computer graphics, and Company Store); custodial services; building maintenance (heating, ventilation and air conditioning, lighting, plumbing, construction, permitting, remodeling, painting, grounds maintenance, and miscellaneous); facility management (space planning, leasing, construction and remodeling estimates, facility sales and acquisitions, security, furnishing, and coffee and beverage services); and monitoring and advising services on building codes, building permit requirements, and postal regulations.

22.  Procurement/Employee Credit Cards

Provides vendor credit card services negotiations; and employee credit card account maintenance and Accounting interface (for tracking) services.

23.  Vehicle/Fleet Management

Provides vehicle services for business operations.

24.  Investor Relations

Provides communication services and capital market access facilitation services.

25.  Public Relations/Employee Communications
                 Provides public relations and employee communications services.

26.  Regulatory Affairs

Provides representation in NMPRC, Federal Energy Regulatory Commission ("FERC"), and out-of-state proceedings; and provides regulatory environment analysis services.

27.  Government Affairs

Provides lobbying, consulting, research, and analysis services.

28.   Economic Development Consulting

Provides economic development services to customers and assistance in obtaining economic development incentives.

29.  Information Services

Provides software application custom development services; end-user support - desktop services (PC maintenance, virus protection, and software installation and maintenance); infrastructure (client-server maintenance, PNM mainframe, and network establishment); pre-packaged applications (acquisition management and analysis, installation, testing, upgrades, bug fixes, aid vendor interfaces); project management (outsourcing and equipment and software acquisition); and disaster recovery services.

30.  Telecom Support Systems

Provides Information Services systems connections and networks; Internet services; PNM communication and intranet services; and voice systems acquisition and maintenance (telephone, long distance, and mobile) services.

31.  Y2K Project

Provides programming, testing, and certification services to ensure informational technology systems are compliant with Year 2000 operation security requirements.

REQUEST FOR SERVICES

ADMINISTRATIVE SERVICES AGREEMENT
BETWEEN
PUBLIC SERVICE COMPANY OF NEW MEXICO
AND
AVISTAR, INC.

PROJECT TITLE:

TERM: [Include any potential for extension of term to complete services.]

            THIS REQUEST FOR SERVICES is dated and effective as of ___________, 1999, by and between Avistar, Inc., ("Avistar"), a New Mexico corporation, and Public Service Company of New Mexico ("PNM"), a New Mexico corporation (collectively, the "Parties").

In consideration of the mutual agreements contained herein and in the Administrative Services Agreement ("Agreement") between the Parties dated August 11, 1999, the Parties, intending to be legally bound, agree as follows:

SECTION I - SCOPE OF WORK

Scope of Work. Avistar agrees to provide the following Services to PNM:
[Include a very specific description of Scope of Work.]

SECTION II - PAYMENT SCHEDULE

Avistar agrees to provide the Services as specified in this Request for Services pursuant to the Agreement, for the following compensation amount: [Describe compensation, payment schedule, and if applicable, retainage.]

SECTION III - SCHEDULE OF WORK

Schedule of Work.   [Describe schedule of work including start and completion dates and major milestones, deadlines and project due date.]

SECTION IV - ENTIRE AGREEMENT

This Request for Services and the Agreement constitute the entire agreement of the Parties hereto with respect to the subject matter hereof.

IN WITNESS WHEREOF, the Parties have caused this Request for Services to be executed on their behalves by their duly authorized representatives as of the date first set forth above.

Public Service Company of New Mexico

By:
Name:
Title:

Avistar, Inc.

By:
Name:
Title:

REQUEST FOR SERVICES

ADMINISTRATTVE SERVICES AGREEMENT

between

PUBLIC SERVICE COMPANY OF NEW MEXICO

and

AVISTAR, INC.

PROJECT TITLE: New Mexico Initiative Program Management Services

TERM: Ninety (90) days from the effective date hereof, with option to extend for up to an additional ninety (90) days by mutual agreement; may be terminated by PNM with fourteen (14) days prior written notice to Avistar.

THIS REQUEST FOR SERVICES is dated and effective as of August 11, 1999 ("Effective Date"), by and between Public Service Company of New Mexico ("PNM"), a New Mexico corporation, and Avistar, Inc. ("Avistar"), a New Mexico corporation (collectively, the "Parties").

In consideration of the mutual agreements contained herein and in the Administrative Services Agreement ("Agreement") between the Parties dated August 11, 1999, the Parties, intending to be legally bound, agree as follows:

SECTION I - SCOPE OF WORK

Avistar agrees to provide assistance and perform the following program management services ("Services") to PNM:

All Services necessary for the continuation of certain business activities previously performed by PNM's Energy Partners division, related to federal energy efficiency performance contracting in New Mexico known as the New Mexico Initiative Program, within PNM's electric and gas service territories, including the projects identified on the schedule attached to this Request for Services and incorporated herein as Exhibit One. These Services include, but are not limited to, the following functions:

    Project Development

Provide sales and marketing functions required to expand and support existing and new delivery orders and contracts with federal clients in New Mexico.

  Program Management

Perform project management, contract administration, engineering, construction, financing and measurement & verification functions required to fulfill contract obligations under existing federal contracts for the projects identified in Exhibit One, and additional delivery orders and contracts as they are executed.

  Program Transition

At the end of the term of this Request for Services, Avistar shall, as requested, cooperate with PNM to facilitate the transition to a successor program manager.

SECTION II - PAYMENT SCHEDULE

Avistar shall be paid for Services performed under this Request for Services at such time as PNM is paid by federal customers and pursuant to the terms of the Agreement in the amount of the total of (a) and (b), below:

(a)All project revenues paid to PNM from the Effective Date of this Request For Services, net of New Mexico Gross Receipt Taxes, and further less the following:

-         Project costs incurred prior to the Effective Date of this Request for Services

-         Overhead and profit applicable to the project costs incurred prior to the Effective Date of this Request for Services

-         PNM administrative fees incurred under this Request for Services

(b)Reimbursement to Avistar of project costs reasonably incurred by Avistar and not reimbursed to Avistar pursuant to item (a), above, not to exceed the federal customers project reimbursements.

SECTION III - SCHEDULE OF WORK

Work will be performed by Avistar on a schedule consistent with the schedule previously provided on the projects to the customer. The Parties shall consult with one another concerning the work schedule.

SECTION IV - OTHER MATTERS

4.1            This Request for Services and the Agreement constitute the entire agreement of the Parties with respect to the subject matter hereof. In the event of an inconsistency between the terms and provisions of this Request for Services and the Agreement, the terms and provisions of this Request for Services shall govern.

4.2              This Request for Services may be amended by mutual written agreement of the Parties.

4.3            At the end of the term of this Request for Services, Avistar shall, if requested by PNM, transfer to
PNM or to PNM's designee, copies of all materials and work product associated with this Request for
Services.

IN WITNESS WHEREOF, the Parties have caused this Request for Services to be executed on their behalves by their duly authorized representatives as of the date first set forth above.

PUBLIC SERVICE COMPANY OF NEW MEXICO

By:	/s/ Roger J. Flynn
Name:	Roger J. Flynn
Title:	Executive Vice President

AVISTAR, INC.

By:	/s/ R. Blake Ridgeway
Name:	R. Blake Ridgeway
Title:	President and COO

The original of this document must be filed in the Document Control Center at MS 0900. Copies of this document must be provided to the Legal Department at MS 0806 and the Regulatory Department at MS 0920.

                                EXHIBIT ONE

New Mexico Initiative Program

July 31, 1999

Project Delivery Order No.                   Project Name

H50                                                   HAFB Dorm Feasibility
H52                                                   HAFB Dorm Controls Feasibility
H53                                                   HAFB Chiller Freeze Prot Feas
S46                                                   WSMR Feasibility / Design
S92                                                   WSMR Steam Line Repair
S95                                                   WSMR Lighting Phase II
S96                                                   WSMR Residential Lighting
S97                                                   WSMR HVAC & EMCS Tech Area
S98                                                   WSMR Boiler Tune-Up
V23                                                   VA Albuquerque Design

The original of this document must be filed in the Document Control Center at MS 0900. Copies of this document must be provided to the Legal Department at MS 0806 and the Regulatory Department at MS 0920.

EXTENSION OF REQUEST FOR SERVICES

ADMINISTRATIVE SERVICES AGREEMENT

between

PUBLIC SERVICE COMPANY OF NEW MEXICO

and

AVISTAR, INC.

PROJECT TITLE: New Mexico Initiative Program Management Services

THIS EXTENSION OF REQUEST FOR SERVICES is dated and effective as of November 9, 1999 ("Effective Date"), by and between Public Service Company of New Mexico ("PNM"), a New Mexico corporation, and Avistar, Inc. ("Avistar"), a New Mexico corporation (collectively, the "Parties").

WHEREAS, the Parties entered into an Administrative Services Agreement ("Agreement") dated August 11,1999, whereby they agreed to provide services to one another.

WHEREAS, PNM issued a Request for Services under the Agreement pursuant to which Avistar provides program management services for PNM's New Mexico Initiative Program.

WHEREAS, in consideration of the mutual promises contained herein and in the Agreement and original Request for Services between the Parties dated August 11, 1999, the Parties wish to extend the term of the original Request for Services as follows:

TERM:   Forty-five (45) days from the effective date hereof, with option to extend for up to an additional forty-five (45) days by mutual agreement.

This Request for Services may be terminated by PNM with fourteen (14) days prior written notice to Avistar.

Except as hereby extended, all terms, requirements, obligations and conditions of the Agreement and original Request for Services shall remain in full force and effect and the Agreement and original Request for Services, as extended, are hereby ratified in every respect.

IN WITNESS WHEREOF, this Extension of Request for Services has been executed by the Parties' duly authorized representatives as of the date first set forth above.

PUBLIC SERVICE COMPANY OF NEW MEXICO

By:	/s/ Roger J. Flynn
Name:	Roger J. Flynn
Title:	Executive Vice President

AVISTAR, INC.

By:	/s/ Walter R. Drangmeister
Name:	Walter R. Drangmeister
Title:	Vice President and COO

Avistar/PNM
Extension of Request for Service